March 19, 1996




Merrill Lynch Asset Builder Program, Inc.
P.O. Box 9011
Princeton, New Jersey  08543-9011

Ladies and Gentlemen:

     This opinion is furnished in connection
with the notice (the "Notice") to be filed by Merrill Lynch Asset Builder Program, Inc., a Maryland corporation (the "Program"), with the Securities and Exchange Commission pursuant to Rule 24f-2 under the Investment
Company Act of 1940, as amended.  The
Notice is being filed to make definite the registration under the Securities Act of 1933, as amended, of 7,666,719 shares of common stock, par value $.10 per share, of the Program (the "Shares") which were sold during the Program's fiscal year ended
January 31, 1996.  The Shares consist of
958,844 shares of common stock of Merrill
Lynch U.S. Government Securities Portfolio
(the "Government Securities Portfolio");
3,004,056 shares of common stock of Merrill
Lynch Global Opportunity Portfolio (the
"Global Opportunity Portfolio"); 3,049,984 shares of common stock of Merrill Lynch
Fundamental Value Portfolio (the
"Fundamental Value Portfolio"); and 653,835 shares of common stock of Merrill Lynch
Quality Bond Portfolio (the "Quality Bond
Portfolio").  The Government Securities,
Global Opportunity, Fundamental Value
and Quality Bond Portfolios comprise the four series of the Program that offered shares to the public during the Program's fiscal year ended January 31, 1996. The fifth series,
Merrill Lynch Growth Opportunity Portfolio, commenced operations on February 2, 1996.

     As counsel for the Program, we are
familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Program, as amended, the By-Laws of the Program and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the
opinion that the Shares were legally issued, fully paid and non-assessable. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an attachment to the Notice.

 Very truly yours,